Exhibit 99.1

Citadel Broadcasting Corporation Reports 2011 First Quarter Results

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On March 10, 2011, Citadel Broadcasting Corporation (the “Company”) entered into a definitive merger agreement with Cumulus Media Inc. (“Cumulus”) under which Cumulus will acquire the Company for $37.00 per share. As more fully described in the definitive merger agreement, Citadel stockholders will have the right to elect to receive $37.00 in cash or 8.525 shares of Cumulus class A common stock for each share of the Company’s common stock, subject to proration. More detailed information about the merger can be found in the Company’s Form 8-K filed on March 11, 2011.

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For the quarter ended March 31, 2011, consolidated net revenue was $160.0 million, a $5.0 million, or 3.0%, decrease from the same period in 2010. Compared to the first quarter of 2010, net revenue for radio stations (Radio Markets segment) for the first quarter of 2011 was down $1.8 million, or 1.3%, to $136.4 million and net revenue for the Radio Network was down $3.2 million, or 11.4%, to $24.9 million.

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For the quarter ended March 31, 2011, consolidated SOI was $48.1 million, a $1.6 million, or 3.3%, decrease from the same period in 2010. SOI for radio stations increased $0.6 million, or 1.2%, to $47.0 million for the quarter ended March 31, 2011, compared to $46.4 million for the first quarter of 2010, while SOI for the Radio Network decreased $2.2 million, or 64.7%, to $1.2 million for the quarter ended March 31, 2011.

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Free cash flow was $39.4 million for the first quarter of 2011 compared to $25.0 million for the first quarter of 2010, an increase of $14.3 million, or 57.3%. Free cash flow for the first quarter of 2011, adjusted as though interest had been paid on our senior notes during the period (the first payment of which is not contractually due until June 15) would have been $29.7 million, an increase of $4.7 million, or 18.8% over free cash flow for the first quarter of 2010.

Las Vegas, Nevada –May 11, 2011 – Citadel Broadcasting Corporation (OTCBB: CDELA, CDELB, & CDDGW) today reported certain results for the quarter ended March 31, 2011.

As a result of the application of fresh-start reporting, this discussion and analysis of the Company’s results for periods prior to May 31, 2010, the Fresh-Start Date, are not comparable to those for periods subsequent to the Fresh-Start Date. References in this report to “Successor” refer to the Company on or after the Fresh-Start Date. References to “Predecessor” refer to the Company prior to the Fresh-Start Date. The discussion and analysis below of the Successor’s results for the quarter ended March 31, 2011 is compared to the Predecessor’s results for the quarter ended March 31, 2010. This presentation is not in accordance with accounting principles generally accepted in the United States as the periods are not comparable since the Company’s emergence from bankruptcy resulted in a new reporting entity; however, the Company believes this presentation allows for a meaningful comparison. For more information regarding the Predecessor and Successor results, please see the Company’s Form 10-K for the year ended December 31, 2010.

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	(In thousands)

Net revenue	$160,022	$165,028
Operating income	430	37,137
Segment operating income	48,115	49,738

Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation, commented: “During the first quarter of 2011, the Company announced the signing of a definitive merger agreement with Cumulus under which Cumulus will acquire the Company for $37.00 per share in a combination of cash and Cumulus stock. Also during the first quarter, the Company’s free cash flow, as adjusted, increased approximately 19% over the same period in the prior year. This increase in free cash flow was achieved in spite of the decline in SOI at the Radio Network as the Company continues to focus on the growth of its free cash flow. We are very grateful for the dedication and efforts of Citadel’s employees, who continue to remain focused on operations and the closing of the merger.”

First Quarter 2011 Results

Net revenue for the first quarter of 2011 was $160.0 million as compared to $165.0 million for the first quarter of 2010, a decrease of $5.0 million, or 3.0%. This decrease was due to a $3.2 million revenue decrease at our Radio Network segment and a $1.8 million revenue decrease at our Radio Markets segment. The decrease in Radio Network revenue was due in part to lower sales representation revenues and lower revenue from our Urban and news-related radar networks, as well as the elimination of certain unprofitable programs in 2010. Our revenue at the Radio Markets was negatively impacted by lower political revenues, as well as lower national revenues and the termination of a local marketing agreement to operate a station in Knoxville, TN in the second quarter of 2010.

Operating income for the first quarter of 2011 reflects higher depreciation and amortization of $16.2 million resulting from the application of fresh-start accounting, which required the Company to fair value its assets and liabilities as of the Fresh-Start Date, an increase of $11.8 million in non-cash compensation expense related to the issuance of non-vested shares of class A common stock and options to purchase shares of class A common stock in the second half of 2010 and an increase of $7.3 million in other, net, primarily due to Cumulus Merger-related costs. As a result, operating income for the first quarter of 2011 was $0.4 million as compared to $37.1 million in the corresponding 2010 period, a decrease of $36.7 million, or 98.8%.

Segment operating income (a non-GAAP financial measure, which we generally define as operating income or loss adjusted to exclude depreciation and amortization, non-cash compensation expense, corporate general and administrative expenses, local marketing agreement fees, and other, net) was $48.1 million for the first quarter of 2011, compared to $49.7 million for the first quarter of 2010. This decrease of $1.6 million, or 3.3%, was due to a $2.2 million decrease at our Radio Network segment partially offset by a $0.6 million increase at our Radio Markets segment.

Adjusted EBITDA (a non-GAAP financial measure, which we define as segment operating income less local marketing agreement fees and corporate general and administrative expenses, exclusive of non-cash compensation expense) was $43.1 million for the first quarter of 2011 compared to $44.6 million for the first quarter of 2010, a $1.5 million decrease, or 3.4%.

Interest expense, net, for the first quarter of 2011 was $12.4 million compared to $10.5 million for the first quarter of 2010, a $1.9 million, or 18.1%, increase. Interest expense for the first quarter of 2010 was incurred prior to the Company’s emergence from bankruptcy in June 2010. Upon emergence from bankruptcy, the Company’s outstanding debt of approximately $2.1 billion was converted into a term facility of $762.5 million with a minimum interest rate of 11%. On December 10, 2010 the Company refinanced the $762.5 million term facility with $400.0 million in senior notes at an annual interest rate of 7.75% and a new term facility of $350.0 million with a minimum annual interest rate of 4.25%. If the Company had not refinanced the $762.5 million term facility in December 2010, interest expense for the quarter would have been approximately $21.0 million. Thus, refinancing resulted in a savings of approximately $8.6 million for the quarter.

Additional Information

As of March 31, 2011, the Company’s total borrowings were $746.5 million, which consisted of $400.0 million in senior notes and a term loan balance of $346.5 million. Cash on hand was approximately $145.3 million.

Segment Results

The table below presents net revenue and segment operating income for the Company for the three months ended March 31, 2011 and 2010.

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	(In thousands)

Net revenue:
Radio Markets	$136,365	$138,144
Radio Network	24,870	28,059
Eliminations	(1,213)	(1,175)

Net revenue	$160,022	$165,028

Segment operating income:
Radio Markets	$46,961	$46,384
Radio Network	1,154	3,354

Segment operating income	$48,115	$49,738

Bankruptcy Proceedings

On December 20, 2009, the Company and certain of its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). In connection with the Chapter 11 cases, on February 3, 2010, the Debtors filed with the Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Court a first modified joint plan of reorganization and on May 10, 2010, the Debtors filed a second modified joint plan of reorganization (as modified, the “Plan”) pursuant to Chapter 11 of the Bankruptcy Code. On May 19, 2010, the Bankruptcy Court entered an order confirming the Plan. On June 3, 2010 (the “Effective Date”), the Debtors consummated their reorganization and the Plan became effective.

Our Station Portfolio

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the United States. For more information, visit www.citadelbroadcasting.com.

Forward-Looking Statements

This press release, as well as other statements made by the Company, may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the impact of decreased spending by advertisers and changes in the economy; (ii) the ability of the Company to maintain contracts and leases that are critical to its operations; (iii) the ability of the Company to execute its business plans and strategy; (iv) the ability of the Company to attract, motivate and/or retain key executives and associates; (v) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (vi) increased competition in the radio broadcasting industry; (vii) the ability of the Company to renew its licenses with the FCC and comply with FCC regulations and policies; (viii) the impact of current or pending legislation and regulation, antitrust considerations, and pending or future litigation or claims; (ix) the possibility that the Cumulus merger or the related financing is not consummated; (x) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (xi) the outcome of any legal proceedings that have been or may be instituted against the Company relating to the merger agreement; (xii) the inability of the Company to complete the Cumulus merger due to the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other condition of the Cumulus merger; (xiii) the failure to realize the expected benefits of the Cumulus merger; (xiv) general economic and business conditions that may affect the companies before or following the Cumulus merger; (xv) the impact of the Chapter 11 proceedings, and any claims not discharged in the Chapter 11 proceedings, on the Company’s future operations; (xvi) changes in the financial markets; (xvii) fluctuations in interest rates; (xviii) changes in market conditions that could impair the Company’s goodwill or intangible assets; (xix) changes in governmental regulations; (xx) changes in policies or actions or in regulatory bodies; (xxi) changes in uncertain tax positions and tax rates; and (xxii) changes in capital expenditure requirements. More detailed information about these and other factors is set forth in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

On March 10, 2011, the Company announced that it had entered into a definitive merger agreement with Cumulus (NASDAQ: CMLS) under which Cumulus would acquire the Company in a cash-and-stock transaction. The Company filed a Form 8-K on March 11, 2011, which included forward-looking statements regarding potential risks and uncertainties associated with the merger and related financing. Such risks, include, but are not limited to, the possibility that the merger or the related financing is not consummated, the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the merger, the failure to realize the expected benefits of the merger, and general economic and business conditions that may affect the companies before or following the merger.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands)

(unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

Net revenue	$160,022	$165,028

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $643 and $197, respectively	68,522	68,978
Selling, general and administrative, including non-cash compensation expense of $2,164 and $122, respectively	46,192	46,631
Corporate general and administrative, including non-cash compensation expense of $9,543 and $327, respectively	14,452	5,160
Local marketing agreement fees	99	269
Depreciation and amortization	23,043	6,855
Other, net	7,284	(2)

Operating expenses	159,592	127,891

Operating income	430	37,137

Reorganization items, net	—	13,480
Interest expense, net	12,411	10,521

(Loss) income before income taxes	(11,981)	13,136

Income tax (benefit) expense	(5,343)	1,656

Net (loss) income	$(6,638)	$11,480

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Amounts in thousands)

Reconciliation of Segment Operating Income or Loss and Adjusted EBITDA to Operating Income or Loss

The following table sets forth the Company’s segment operating income and Adjusted EBITDA for the quarters ended March 31, 2011 and 2010. The Company defines “segment operating income” as operating income or loss adjusted to exclude the following amounts included in its statement of operations: depreciation and amortization, non-cash compensation expense, corporate general and administrative expenses, local marketing agreement fees, and other, net. The Company defines “Adjusted EBITDA” as segment operating income less local marketing agreement fees and corporate general and administrative expenses, exclusive of non-cash compensation expense.

Segment operating income and Adjusted EBITDA, among other things, are used by the Company’s management, including its Chief Executive Officer (its chief operating decision-maker), as measures of operating performance; for planning purposes, including the preparation of the Company’s annual operating budget; to allocate resources to enhance the financial performance of the Company’s business; to evaluate the effectiveness of the Company’s business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of the Company’s results with those of other companies; in communications with the Company’s board of directors concerning the Company’s financial performance; and when determining management’s incentive compensation. Adjusted EBITDA is also used by management to measure operating performance. The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since segment operating income and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), these measures should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Segment operating income and Adjusted EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies. In addition, segment operating income and Adjusted EBITDA do not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, segment operating income and Adjusted EBITDA are not necessarily measures of the Company’s liquidity or its ability to fund its cash needs.

Segment operating income and Adjusted EBITDA do not reflect the Company’s future requirements for contractual commitments and capital expenditures; changes in, or requirements for, the Company’s working capital; interest income, interest expense or principal payments on the Company’s debt; payments for income taxes; the non-cash component of employee compensation or certain benefit costs and any replacements of tangible or intangible assets. As segment operating income and Adjusted EBITDA exclude certain financial information compared with operating income or loss, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of segment operating income and Adjusted EBITDA to operating income or loss, the most directly comparable amount reported under GAAP.

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	(In thousands)

Segment operating income:
Radio Markets	$46,961	$46,384
Radio Network	1,154	3,354

Total segment operating income	48,115	49,738
Less:
Corporate general and administrative, excluding related portion of non-cash compensation	(4,909)	(4,833)
Local marketing agreement fees	(99)	(269)

Adjusted EBITDA	43,107	44,636
Less:
Non-cash compensation expense	(12,350)	(646)
Depreciation and amortization	(23,043)	(6,855)
Other, net	(7,284)	2

Total operating income	$430	$37,137

Reconciliation of Net Income or Loss to Free Cash Flow

Free cash flow is defined as net income or loss (i) plus depreciation and amortization, non-cash compensation expense, other, net, interest expense, income tax expense or benefit, reorganization items, net, (ii) less capital expenditures, cash paid for interest and cash taxes. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs, including the payment of dividends and the repurchase of shares of common stock of the Company. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, free cash flow is not necessarily a measure of the Company’s liquidity or its ability to fund its cash needs. Free cash flow, as defined by the Company, excludes certain financial information when compared with net income or loss, the most directly comparable GAAP financial measure, and users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of free cash flow to net income or loss, the most directly comparable amount reported under GAAP.

	Successor	Predecessor
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	(In thousands)
Net (loss) income	$(6,638)	$11,480
Adjustments
Depreciation and amortization	23,043	6,855
Non-cash compensation expense	12,350	646
Other, net	7,284	(2)
Reorganization items, net	—	13,480
Interest expense	12,411	10,521
Cash paid for interest	(3,900)	(17,523)
Income tax (benefit) expense	(5,343)	1,656
Taxes received	1,728	83
Capital expenditures	(1,558)	(2,164)

Free cash flow	$39,377	$25,032

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1670